SERVICE DATE

SEPTEMBER 13, 2001

BEFORE THE WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION	DOCKET NO. UE-011163

Complainant,

v.,

PUGET SOUND ENERGY, INC.

Respondent,

In the Matter of the Petition of	DOCKET NO. UE-011170

PUGET SOUND ENERGY INC.	THIRD SUPPLEMENTAL
ORDER; PREHEARING
for an Order Authorizing Deferral of	CONFERENCE ORDER;
Certain Electric Energy Supply Costs.	ORDER SETTING
SCHEDULE; NOTICE OF
PREHEARING CONFERENCE
(Spetember 17, 2001)

1.	Docket No. UE-O 11163 is a proposed tariff that Puget Sound Energy (also referred to as "the Company" or "PSE" in this Order) fi1ed to be effective on November 1, 2001. The Commission suspended it at the Commission's open public meeting of August 29, 2001. Docket No. UE-011170 is a request for an accounting order to a1low the Company to account for the deferral of certain energy costs in order to effect an energy cost adjustment.

2.	The Commission convened a prehearing conference in these dockets at Olympia, Washington on September 4, 2001, before administrative law judge C. Robert Wallis.

3.	Appearances. Parties appeared as fo1lows: Puget Sound Energy, by Markham A. Quehrn and William R. Bue, attorneys, Bellevue; Public Counsel, by Simon ffitch, asst. atty. gen. Seattle; Industrial Customers of Northwest Utilities (ICNU), by Bradley VanCleve, attorney, Portland, Oregon; King County, by Thomas W. Kuffel and Donald Woodworth, dep. Pros. attorneys, Seattle; City of Tukwila, by Carol S. Arnold, attorney, Seattle; Microchip Technology, by Harvard P. Spigal, attorney, Portland; City of Bremerton, by Angela L. Qlsen; attorney, Tacoma; and Commission Staff, by Shannon Smith and Robert D. Cedarbaum. asst. attys. general, Olympia. Contact information provided at the conference is attached as Appendix A to this order.

4.	Petitions for Intervention. No party objected to any of the petitions for intervention, which were granted. The petition of King County was contingent upon its understanding that it would be affected by the Company’s proposals; the Company subsequently represented that the proposal would have no effect upon King County. Consequently, upon receipt of acknowledgment from King County that it concurs in the Company’s assessment it will be deemed dismissed from the proceedings.

5.	Waiver of notice. Notice of the September 4, 2001, prehearing conference was served on August 24, 2001, under Docket No. UE-011170. The notice stated that if the Commission suspended the tariff filing under Docket No. UE-011163, it would issue an amended notice of hearing to call that docket for prehearing conference at the same time and place. The Commission did suspend the tariff docket at its open meeting of August 28, 2001, and on August 30 it issued an amended notice for the September 4, 2001 conference under both dockets. Because the state Administrative Procedure Act, RCW 34.05.434, requires seven days’ notice of initial hearings and conferences, the presiding judge asked whether any party objected to the shortened notice. In response, all parties waived objection to the timing of the notice of the preheating conference.

6.	Consolidation. The two dockets appear to be legally or factually related. The parties voiced no objection to consolidating the dockets for hearing and order, subject to the Commission's authority to sever the dockets and to enter individual orders as might appear to be appropriate. The Commission has entered an order on consolidation.

7.	Protective order. The parties requested that the Commission enter a protective order in this docket pursuant to RCW 34.05.446 and RCW 80.04.095, to protect the confidentiality of proprietary information. The request was granted, and a protective order has been entered.

8.	Discovery. Parties desire to engage in discovery as to the issues in the proceeding. The proceeding qualifies under WAC 480-09-480 as a proceeding in which inquiries may be made to the extent provided in tile rule. The discovery rule is invoked.

9.	Sufficiency of Notice to Customers. Public counsel challenged the sufficiency of notice that PSE provided to its customers. The Company responded that it desires to provide sufficient notice to its customers and pledged to work with Public Counsel and Commission Staff to resolve matters. Public Counsel’s motion remains pending but we encourage parties to discuss the matter with a view toward resolving concerns by means of agreement report on their discussions.

10.	Motion to Dismiss. On the day of the prehearing conference, Public Counsel filed with the Commission a motion to dismiss the pending dockets, stating reasons for its request. Because parties had not enjoyed the opportunity to read and prepare a response to the motion, it was taken under advisement and a schedule set for considering the motion. Other parties also desired the opportunity to join in the motion or to fi1e other dispositive motions. The following schedule will govern briefing on the motion.

Deadline for	Date
Joining in the motion or filing a	Wednesday, September 12, 2001
dispositive motion

Responding to the motions, by parties	Friday, September 21, 2001, by 2:00 p.m.

Opposed to them

Relying, only as to any new matter	Tuesday, September 25, 2001
raised in a response

The time for answers is set at 2:00 p.m. and the deadline to reply is extended one day from the schedule established at the conference.

11.	Schedule or the request for emergency or interim relief. The parties have different views about the manner in which and the schedule upon which the Commission may proceed, ba1ancing the Company’s allegations of emergency need with the real and legitimate need for parties to prepare adequately to address the issues.

12.	The Company contends that at it need not present a “traditiona1” case for emergency relief, in that its needs of the moment are not traditional. It proposes that in order to maintain its financial integrity it must have an accounting order creating a deferral that implements a power cost adjustment, insulating it in some measure from the volatility of the energy market. It asks for a tariff effective November 1, 200l, to implement the accounting order.

13.	Its view is that its request and its prefiled presentation set out adequately the Company’s basis for the Company’s allegations of need and adequately support the proposed remedy.

14.	Public Counsel and Commission Staff, supported by the Intervenors, respond in two ways. First, they point to the motion to dismiss the proceeding and ask that further action be deferred u1ltil the motion is decided.

15.	Second, they state that the request is insufficient. They urge that they cannot respond to the issue of need for an accounting order until 90 days after receiving a complete power supply study from the company, which it has not presented. They also state that if the Company wants “traditional” relief, i.e., a temporary rate increase, it must present information on results of its operations. Commission Staff could be prepared to proceed within four 10 six: weeks after receiving that information, it says. It urges that it cannot determine whether a power cost adjustment mechanism meets the test or RCW 80.04.130 that it be reasonable and just, even for temporary application, in the absence of that information. It also contends that the results of operation information is necessary to determine whether relief expressed in dollar terms is fair just, and reasonable.

16.	The Company has replied, reaffirming its view that such a study is unnecessary and offering to adjust the schedule for considering its proposals and the issues they raise. Commission Staff responds that the suggestion fails to meet its concerns.

17.	Hearing scheduling. We find this discussion somewhat frustrating, because of the procedural posture of the request and its timing, and the nature of the parties’ response to the request. Let us state the pertinent principles to assist in determining the result of this discussion.

18.	First, we believe that the Commission has a responsibility to respond to a request for relief from emergency situations with alacrity. Its ability to regulate in the public interest requires it to act swiftly to determine whether an emergency exists and. if necessary, to fashion an appropriate remedy in time to actually meet the emergent situation (a). At the same time, the Commission is concerned about the parties’ ability to respond to such requests in a knowledgeable manner and is aware of the potential for using contentions of emergency as a strategic lever to disadvantage parties with fewer resources. A check on that is the burden that a company faces to demonstrate emergent need and support the proposed response when it requests emergency relief.

19.	Public Counsel’s motion to dismiss raises serious issues, but it is not so obviously, patently correct that the Commission should defer a11 other activity in the docket pending its resolution. If the motion were then denied, and the Commission did later find an emergency, the decision might come too late to address adequately the emergent circumstances. We will not suspend other schedules pending disposition of the motion or motions.

20.	Here, the Company is not requesting "traditional" relief. It admits that it has not included historical power cost information, and that it has not included specific results of operation information, contending that its emergency does not call for the traditiona1 evaluation or responses.

21.	The Company declines to re-file its case in the manner suggested by Commission staff; that is its right. As Mr. Quehrn argued at the conference, PSE’s entitlement to relief will depend on the results of the deliberation on the motion and, if the request proceeds to hearing, on the persuasiveness of its evidentiary presentation. It bears the burden of supporting its proposal, and it bears the risk that its proposal will be rejected. We do not at this juncture accept the argument that the only conceivable way to support the reasonableness of emergency relief through of a power cost adjustment is by means of a historical power supply study. Perhaps, after hearing argument on the motion or after a full evidentiary presentation, that view will be sustained. For the moment, we believe that a contention by the Company that it requires emergency action, if not inappropriate on its face, requires swift attention within the scope of the resources and abilities of the parties and the Commission to respond.

22.	Commission Staff did not indicate how long it would require to respond to the evidence that the Company has prefiled.

(a) The strength and the depth of the evidence will govern such matters as whether relief may be granted; whether it may be granted only for a short period or subject to refund; whether an ensuing proceeding must be held. etc. The Company bears the risk that it will fail to persuade the Commission on each of these issues when it decides the nature of its evidentiary presentation.

23.	Consequently, we establish a schedule based on our assessment of an appropriate balance between the need for speedy resolution and the need for a full presentation and with other matter that parties may be involved in. We establish the following schedule, (b) and also establish a scheduling conference to be held on Monday, September 17, 2001 to deal with scheduling issues.

Schedule for hearing on request for emergency relief:	Date
Responding parties file evidence	October 25, 2001

Company and cross-rebuttal; parties file	October 31, 2001 (10:00 a.m.)
Simultaneous opening briefs on legal
Issues not addressed on motions

Prehearing conference to mark	October 31, 2001 (10:00 a.m.)
Exhibits and resolve objections and
process issues

Hearing begins	November 6, 2001

Hearing(s) for members of the public	To be determined

The need for closing argument or briefs will be determined at a later time.

24.	Notice of Prehearing Conference. The Commission convenes a prehearing conference in this matter, to address any scheduling issues raised in this prehearing conference order and to address the status and proper means to secure Commission approval for substituting page in the proposed tariff, to address the application of the Company’s proposed tariff to its Schedule 395. The conference will be held in Room 206 of the Commission’s Hearing Room, Second Floor, Chandler Plaza Building, 1300 S. Evergreen Park Drive S.W., Olympia, Washington. Persons who cannot attend in person may attend via the Commission’s teleconference bridge line 360-664-3846. Persons desiring to participate via the bridge line must make advance reservations, by calling Vicky Leonard at 360-664-1140, no later than 11:00 a.m. on Monday, September 17, 2001. Matters for discussions include the following: 1) any concerns related to hearing scheduling; 2) any concerns related to discovery schedules; 3) status report on discussions on the public notice issue; 4) possible schedules for public hearing or hearings; 5) any other procedural matter the parties may raise.

25.	Document preparation and process issues. We attach as Appendix B a copy of relevant Commission rules and other directions for the preparation and submission of evidence and for other process in this docket for the parties’ convenience. Parties will be expected to comply with these provisions.

(b) If the Commission grants a motion to dismiss the Company's request, the schedule will be rescinded. Dated at Olympia, Washington, and effective this 13th day of September, 2001.

WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

C. ROBERT WALLIS

Administrative Law Judge